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                                                                    EXHIBIT 99.1


PRESS RELEASE

Contact: For Manhattan Associates, Atlanta
         Outlook Marketing
         Michelle Meek, 312-873-3424
         michelle@outlookmarketingsrv.com

MANHATTAN ASSOCIATES APPOINTS DENNIS STORY AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Atlanta -- February 21, 2006 -- Leading supply chain solutions provider, Manhattan Associates, Inc (NASDAQ: MANH), has appointed Dennis Story to the post of senior vice president and chief financial officer (CFO), effective March 15, 2006. Steve Norton, Manhattan Associates' current CFO, has expressed a desire to change career paths and has agreed to remain with the company through March 31, 2006, to assist in the transition. Mr. Story will report to Pete Sinisgalli, Manhattan Associates' president and chief executive officer (CEO).

Mr. Story is currently senior vice president of finance for Fidelity National Information Services, Inc. (NYSE:FIS). In early February, Certegy, a global payment processing company with revenues in excess of one billion dollars, completed its merger with Fidelity National Information Services, a financial services company based in Jacksonville, Florida. Mr. Story had been senior vice president of finance for Atlanta-based Certegy. Prior to Certegy, Mr. Story was CFO for NewRoads Inc., a privately-owned logistics provider, where he worked with Mr. Sinisgalli who was CEO at the time. Prior to NewRoads, Mr. Story was senior vice president and corporate controller for Equifax Inc. (NYSE:EFX), an Atlanta-based financial reporting company. Mr. Story began his career as a certified public accountant for Coopers & Lybrand.

"I'd like to thank Steve for all of his efforts since joining the company a year ago and for his support during this transition," said Sinisgalli. "I am excited about working again with Dennis. He is a capable leader with strong financial and operational experience who will help elevate Manhattan Associates to further successes. His deep experience leading the finance function for large, successful companies and his broad business knowledge are the right skill sets to advance our company."

About Manhattan Associates, Inc.

Manhattan Associates(R) is a leading supply chain solutions provider. The company's supply chain planning, supply chain execution, business intelligence and business process platform capabilities enable its more than 1200 customers worldwide to enhance profitability, performance and competitive advantage. For more information, please visit www.manh.com.

This press release may contain "forward-looking statements" relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ are set forth in the Company's publicly available SEC filings.